Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Announces Redemption of

Trust Preferred Securities

WATERBURY, Conn., June 18, 2012 – Webster Financial Corporation (NYSE: WBS), the parent of Webster Bank, announced today that it will redeem in whole at par all of the outstanding Webster Capital Trust IV 7.65% Fixed to Floating Rate Trust Preferred Securities issued June 20, 2007, due June 20, 2037, CUSIP 94769YAA7 (the “Securities”), which will be redeemed July 18, 2012.

The aggregate principal amount of the Securities outstanding is approximately $136.1 million. Each security holder will receive the par value of the security plus any accrued, but unpaid, interest to the redemption date. The paying agent is The Bank of New York Mellon. The complete terms and conditions of the redemption are as set forth in the Company’s notice to holders of the Securities.

Under the terms of the indenture related to the Securities, the Securities contain a redemption option that could be exercised by the Company at any time within 90 days following the occurrence of a Capital Treatment Event (as such term is defined in the indenture). The Company has determined that a Capital Treatment Event occurred upon approval by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency of the joint notice of proposed rulemaking addressing, among other matters, Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and providing detailed information regarding the cessation of Tier 1 capital treatment for outstanding trust preferred securities.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, N.A. With $19 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 168 banking offices, 466 ATMs, telephone and mobile banking, and the Internet. Webster

Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.